Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES APPOINTS

STEVEN J. DOUGLAS AS CHIEF FINANCIAL OFFICER

CHICAGO, IL (July 26, 2010) — General Growth Properties, Inc. (NYSE: GGP) today announced it has appointed Steven J. Douglas as executive vice president and chief financial officer/director of accounting and finance, effective immediately.  Mr. Douglas, who served most recently as president of Brookfield Properties Corporation, succeeds Ed Hoyt, who has been GGP’s interim chief financial officer since 2008.  Mr. Hoyt will continue to serve as senior vice president, chief accounting officer for GGP.

Adam Metz, chief executive officer of GGP remarked, “We are extremely pleased to welcome Steve to our management team.  His financial expertise and industry experience make him well qualified to lead GGP’s finance operations as we enter a new stage in the company’s history.  We are nearing completion of our restructuring and emergence process and adding Steve to our team further enhances our position for long-term success.”

Mr. Metz added, “We are grateful to Ed for his contributions surrounding our recent challenges and throughout this transition period.”

Mr. Douglas was a key member of the Brookfield team for more than 16 years, serving in a variety of senior positions. Prior to his role as president of Brookfield Properties Corporation, which he assumed in 2009, Mr. Douglas was a senior managing partner at Brookfield Asset Management, where he focused on the company’s operations and international portfolio.  From 2003 to 2006, he was chief financial officer of Falconbridge Limited.  From 1996 until 2003, Mr. Douglas served as chief financial officer of Brookfield Properties, a period that saw the company’s re-launch as a public company and the completion of three major acquisitions.  Mr. Douglas joined Brookfield from Ernst & Young.

Mr. Douglas received his Bachelor of Commerce degree from Laurentian University and holds a Chartered Accountant (CA) designation.

ABOUT GGP

GGP currently has ownership interest and management responsibility for more than 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes more than 24,000 retail stores nationwide. The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

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CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com